NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Year-End and Fourth Quarter 2010 Results

BIRMINGHAM, AL – (PRNewswire) – February 23, 2011 – ProAssurance (NYSE: PRA) Corporation reports full year 2010 Operating Income of $219.5 million or $6.82 per diluted share and Net Income of $231.6 million or $7.20 per diluted share. Operating Income for the fourth quarter was $96.1 million or $3.08 per diluted share and Net Income for the fourth quarter was $102.1 million or $3.28 per diluted share.

Book Value per Share rose to $60.35, a year-over-year increase of 15% and Shareholders’ Equity grew 9% in 2010 to $1.9 billion. ProAssurance achieved a Return on Equity of 13% in 2010.

Unaudited Consolidated Financial Summary
(in thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Gross Premiums Written	$118,509	$119,208	$533,205	$553,922
Net Premiums Written	$121,624	$112,408	$505,407	$514,043
Net Premiums Earned	$139,983	$133,952	$519,107	$497,543
Net Investment Income	$36,033	$38,106	$146,380	$150,945
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(1,299)	$1,110	$1,245	$1,438
Net Investment Result	$34,734	$39,216	$147,625	$152,383
Net Realized Investment Gains (Losses)	$8,535	$7,970	$17,342	$12,792
Total Revenues	$185,472	$183,880	$692,065	$672,683
Guaranty Fund Assessments (Recoupments)	$(677)	$97	$(1,336)	$(533)
Interest Expense	$820	$838	$3,293	$3,477
Total Expenses	$34,939	$58,841	$359,388	$353,921
Tax Expense	$48,480	$40,462	$101,079	$96,736
Net Income	$102,053	$84,577	$231,598	$222,026
Operating Income	$96,065	$79,460	$219,457	$215,210
Net Cash Provided by Operating Activities	$30,565	$59,468	$139,191	$75,409

Earnings per Share	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Weighted average number of common shares outstanding
Basic	30,721	32,432	31,788	32,848
Diluted	31,151	32,805	32,176	33,150
Operating Income per share (Basic)	$3.13	$2.45	$6.90	$6.55
Operating Income per share (Diluted)	$3.08	$2.42	$6.82	$6.49
Net Income per share (Basic)	$3.32	$2.61	$7.29	$6.76
Net Income per share (Diluted)	$3.28	$2.58	$7.20	$6.70

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of net realized gains or losses and guaranty fund assessments or recoupments and debt retirement loss. We believe it presents a useful view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized gains or losses and guaranty fund assessments or recoupments incurred during the periods presented below. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income
(in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net Income	$102,053	$84,577	$231,598	$222,026
Items Excluded in the Calculationof Operating Income:
(Gain) Loss on the Extinguishment of Debt	$-	$-	$-	$2,839
Net Realized Investment (Gains) Losses	$(8,535)	$(7,970)	$(17,342)	$(12,792)
Guaranty Fund (Recoupments) Assessments	$(677)	$97	$(1,336)	$(533)
Pre-Tax Effect of Exclusions	$(9,212)	$(7,873)	$(18,678)	$(10,486)
Tax Effect at 35%	$3,224	$2,756	$6,537	$3,670
Operating Income	$96,065	$79,460	$219,457	$215,210
Per Diluted Common Share:
Net Income	$3.28	$2.58	$7.20	$6.70
Effect of Adjustments	$(0.20)	$(0.16)	$(0.38)	$(0.21)
Operating Income Per Diluted Common Share	$3.08	$2.42	$6.82	$6.49

Key Ratios	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Current Accident Year Loss Ratio	94.4%	100.5%	87.7%	88.1%
Effect of Prior Accident Year Reserve Development	(98.6%)	(81.6%)	(45.1%)	(41.7%)
Net Loss Ratio	(4.2%)	18.9%	42.6%	46.4%
Expense Ratio	28.4%	23.3%	25.4%	22.7%
Combined Ratio	24.2%	42.2%	68.0%	69.1%
Operating Ratio	(1.5%)	13.8%	39.8%	38.8%
Return on Equity	22.2%	20.2%	13.0%	14.2%

We calculate Return on Equity by dividing Net Income for the period by the average of beginning and ending Shareholders’ Equity.

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Management Commentary
“Our success in 2010 is a direct result of our disciplined attention to every aspect of our operations, from claims defense to underwriting and pricing. We continue to demonstrate our ability to build long-term strength for our policyholders and enhance value for shareholders throughout all phases of the insurance cycle,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance. He added, “We believe our strong financial results and our proven ability to execute strategic transactions such as the American Physicians Services Group acquisition, demonstrate that ProAssurance is uniquely qualified to succeed in today’s environment, while responding to new challenges in the rapidly evolving world of healthcare.”

Business Detail

Gross Written Premium was $533 million for the year and $119 million for the quarter ended December 31, 2010. This compares to $554 million and $119 million for the respective prior year periods. The effect of writing two-year policies accounted for approximately $16 million of the year-over-year decline. Premiums from two-year policies are recorded as written at inception, but are earned on a pro-rata basis over the full policy term, thus attention to Net Premiums Earned ($519 million in 2010 vs. $498 million in 2009) may provide a better indication of ongoing premium income trends. One-time changes due to redistribution of policy renewal dates accounted for $6.5 million of the decline.

Both factors were offset somewhat by the addition of $22 million in new business during the year, and the one-month contribution of $5 million in premium from American Physicians Insurance Company following the closing of that transaction on
November 30, 2010.

Retention in our consolidated medical professional liability physician book (excluding business from American Physicians Insurance Company), which we calculate by comparing expiring premium on renewed risks against total expiring premium, was 90% for the year, unchanged from a year ago. Retention for the fourth quarter was 92%, compared to 90% a year ago.

Average renewal pricing on this book of business showed no change year-over-year, as premiums for our podiatric business were slightly higher, offsetting slight declines in our other physician business. For comparison, average renewal pricing on this book was down 2% in 2009.

Loss severity trends continue to develop favorably compared to our previous expectations. We had $234 million of net favorable loss reserve development in 2010, compared to $207 million a year ago. In the fourth quarter there was $138 million of net favorable reserve development, compared to $109 million a year-ago. This favorable development is attributable to accident years 2007 and prior.

Investment Commentary

Our net investment result (Net Investment Income, plus net income from our investment in unconsolidated subsidiaries) for 2010 was $147.6 million compared to $152.4 million for 2009. This 3% decrease is primarily a result of lower yields in our fixed income portfolio.

The CUSIP-level disclosure of our investment holdings as of December 31, 2010 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

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Capital Management

We purchased 1.9 million shares of our common stock on the open market during 2010, at a cost of $106 million. Open market purchases in the fourth quarter accounted for 205,775 shares and $11.9 million of that total.

In the first quarter of 2011 we have purchased 251,849 shares of our common stock at a cost of $15 million. We have approximately $194 million left in the authorization granted by our Board in November 2010 and have fully utilized the share repurchase authorization granted by our Board of Directors in September 2009.

Since 2005 we have purchased 6.0 million shares at a cost of $315 million.

Balance Sheet Highlights
	December 31
	2010	2009
Shareholders’ Equity	$1,855,863	$1,704,595
Total Investments	$3,990,431	$3,838,222
Total Assets	$4,875,056	$4,647,414
Policy Liabilities	$2,781,830	$2,780,436
Accumulated Other Comprehensive Income (Loss)	$79,124	$59,254
Goodwill	$161,453	$122,317
Book Value per Share	$60.35	$52.59

Transaction Update
Our acquisition of American Physicians Service Group, Inc. (APS) closed onNovember 30, 2010. The integration of APS into ProAssurance is proceeding as expected.

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past four years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information

Live: Thursday, February 24, 2011, 10:00 am et. Investors may dial (888) 401-4689 (toll free) or (719) 785-1760. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through March 25, 2011 at (888) 203-1112 or (719) 457-0820, using access code 3170048. The replay will also be available through March 31, 2011 on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

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Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release.

Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.

Risks resulting from the recently completed merger of ProAssurance and American Physicians Service Group include, but are not limited to, the following:

the business of ProAssurance and American Physicians Service Group may not be combined successfully, or such combination may take longer to accomplish than expected;
the cost savings from the merger may not be fully realized or may take longer to realize than expected;
operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

Additionally, the following important factors are among those that could affect the actual outcome of future events:

general economic conditions, either nationally or in our market areas, that are different than anticipated;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
the enactment or repeal of tort reforms;
formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from the private insurance market;
the impact of deflation or inflation
changes in the interest rate environment;

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the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions, including the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and the Dodd-Frank Act of 2010, may have on the U.S. economy and our business;

performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;
the effects of changes in the health care delivery system, including, but not limited to, the Patient Protection and Affordable Care Act;
uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
an allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;
loss of independent agents;
changes in our organization, compensation and benefit plans;
our ability to retain and recruit senior management;
our ability to purchase reinsurance and collect recoveries from our reinsurers;
assessments from guaranty funds;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations; and
insurance market conditions may alter the effectiveness of our current business strategy and affect our revenues.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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